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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 4 to the Registration Statement on Form S-3 (File No. 333-100301) and related Prospectus of Cygnus, Inc. for the registration of 21,934,388 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 2003, except for Note 10 as to which the date is March 19, 2003, with respect to the consolidated financial statements of Cygnus, Inc. included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

May 20, 2003

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  EXHIBIT 23.1